OFFER TO SUBLEASE
(the "Offer to Sublease")

Dated this 9th day of November, 2021.

243 COLLEGE STREET
TORONTO, ONTARIO
(the "Building")

TO: **LG ELECTRONICS CANADA INC.**
(the "Sublandlord")

WE, **FSDPHARMA INC.**
(the "Subtenant")

hereby offer to sublease (the "Offer to Sublease") from the Sublandlord, through Colliers Macaulay Nicolls Inc. (the "Subtenant's Agent") and CBRE Ltd. (the "Sublandlord's Agent") upon the following terms and conditions, 4,837 square feet of Rentable Area in the Building being suite 100 on the 1st floor (hereafter referred to as the "Subleased Premises").

The layout of the Subleased Premises is shown on the plan attached hereto as Schedule "A".

1. **Term**

The term of the sublease (the "Sublease Term") shall be for one (1) year and ten (10) months, less one (1) day, commencing on December 1, 2021 (the "Commencement Date") and ending on September 29, 2023 (the "Termination Date").

2. **Rent**

(a) **Basic Rent**

The Subtenant shall pay to the Sublandlord the following amount as basic rent ("Basic Rent") throughout the Term:

(i) December 1, 2021 – October 31, 2022: $31.00 per square foot of the Rentable Area of the Subleased Premises per annum; and

(ii) December 1, 2022 – September 29, 2023: $32.00 per square foot of the Rentable Area of the Subleased Premises per annum.

Basic Rent shall be payable, together with applicable harmonized sales tax ("HST" thereon, in equal, consecutive, monthly instalments, in advance, on the first day of each and every month during the Sublease Term.

(b) The intention of the Sublandlord and the Subtenant is that this Sublease shall be absolutely net and completely carefree to the Sublandlord except as otherwise expressly provided herein. Therefore, except as otherwise provided herein, the Subtenant shall be responsible for and covenants to pay all costs, charges, expenses and outlays of any kind whatsoever arising from or relating to the Subleased Premises; the contents, use or occupancy of the Subleased Premises by the Subtenant, and the business carried on in the Subleased Premises by the Subtenant.

For clarity, the Subtenant covenants to pay: (i) to the Sublandlord or, at the written direction of the Sublandlord, directly to the Head Landlord, all amounts on account of Operating Costs and Taxes as may be determined in accordance with Subsection 3.3.a) of the lease dated August 13, 2018 between [REDACTED] Inc. (the "Head Landlord"), as head landlord, and the Sublandlord, as tenant, as amended by a Lease Amending Agreement dated October 1, 2018 between the Head Landlord and the Sublandlord (collectively, the "Head Lease"); and (ii) such amounts as are described in Subsection 3.3.b) of the Head Lease.

Prior to the Commencement Date and the first anniversary thereof, the Sublandlord shall provide the Subtenant with the Head Landlord's estimate of Operating Costs and Taxes (which, for the year 2021 are estimated, in the aggregate, to be $12.73 per square foot of the Rentable Area of the Subleased Premises) for the upcoming twelve month period or remaining portion of the Sublease Term, as the case may be, and the Subtenant shall pay such amounts in equal, consecutive, monthly instalments, in advance, with each monthly payment of Basic Rent due and payable hereunder. Such estimates may be

adjusted by the Sublandlord if the Head Landlord re-estimates such amounts in accordance with the terms of the Head Lease during the Sublease Term and shall be reconciled and appropriate adjustments made between the parties hereto within a reasonable time, not to exceed thirty (30) days (including after the expiry of the Sublease Term) after the Sublandlord's receipt of the Head Landlord's statement of the actual amounts in respect of Operating Costs and Taxes relating to the Subleased Premises.

For clarity, the Subtenant shall be responsible for and contract with and pay directly to the utility suppliers or service provides all costs relating to in-suite janitorial costs, electricity and gas supplied to the Subleased Premises and phone and internet service supplied to the Subleased Premises.

3. Deposit

Upon unconditional acceptance of this Offer to Sublease and the consent of the Head Landlord, the Subtenant agrees to provide the Sublandlord with a deposit of first and last months' Gross Rent due hereunder (the "Deposit"), to be held, plus HST thereon, in trust by the Sublandlord's Agent until the Commencement Date when it will be transferred to the Sublandlord, held without interest, and applied towards the first month's Gross Rent due under this Offer to Sublease, with the balance (the "Security Deposit") to be held as security for the Subtenant's timely observance and performance of all term, covenants and conditions of this Offer to Sublease and the resulting Sublease. In the event of any breach by the Subtenant of its obligations under the resulting Sublease, the Sublandlord may apply the Security Deposit or any portion thereof against the Sublandlord's costs incurred in curing, or in respect of such breach. In the event of any such appropriation, the Subtenant shall, after receiving notice from the Sublandlord to such effect, provide to the Sublandlord such funds as will replenish the Security Deposit to the original amount thereof. Unless the Subtenant is at such time in default under the Sublease, the Security Deposit shall be returned to the Subtenant within thirty (30) days after the Termination Date.

4. Free Rent Period

The Tenant shall not be required to pay Gross Rent for a period of three (3) months starting on December 1st, 2021 otherwise known as the "Free Rent Period". The Free Rent Period shall last until February 28th, 2022.

During the Free Rent Period, the Subtenant shall have access to the Building, the Subleased Premises and the Building elevator twenty-four (24) hours a day, seven (7) days a week, subject to the Landlord's rules regarding contractor access and work and as further outlined in the Head Lease. The Subtenant shall be permitted to occupy the Subleased Premises during the Free Rent Period for the purpose of conducting its business until March 1, 2022 at which point Gross Rent will be due and payable. During such period, the Subtenant shall be bound by all the provisions of the Sublease and Head Lease, save those requiring the payment of Gross Rent.

5. Sublease Agreement

Upon unconditional acceptance of this Offer to Sublease by both parties and Head Landlord consent having been obtained, this Offer to Sublease shall be read together with the Head Lease and the Landlord's consent, all of which, taken together, shall be deemed to be the sublease (the "Sublease"). The Subtenant agrees to be bound by all the terms and conditions in the Head Lease, except as modified by the provisions contained in this Offer to Sublease.

6. Use

The Subleased Premises shall be used for the purpose of a general business office as further outlined in the Head Lease.

7. Sublandlord's Work

The Sublandlord shall, at its cost and prior to December 1, 2021, complete the work contained in Schedule "B" (the "Sublandlord's Work"). The Sublandlord shall complete the Sublandlord's Work diligently, expeditiously and in a good and workmanlike manner and all such work shall be performed in accordance with the provisions of the Head Lease and good construction practices by competent contractors and in compliance with all

current, relevant and applicable municipal and provincial codes, laws, by-laws, and regulations.

8. Subtenant's Work

The Subtenant acknowledges it has seen the Subleased Premises and agrees to accept them, including all fixtures, in an "as is where is" basis subject to the Sublandlord's Work outlined in Schedule "B" and the Subtenant's Work outlined in Schedule "C" hereof. Any alterations to the Subleased Premises shall be subject to the Subtenant obtaining the approval of the local Municipality authority, the Sublandlord and the Head Landlord in writing, which approval of the Sublandlord shall not be unreasonably or arbitrarily withheld or delayed, and which approval by the Head Landlord shall be as outlined in the Head Lease.

9. Restoration

Upon the expiry or earlier termination of the Sublease, the Subtenant shall be responsible to restore the Subleased Premises as per the Head Lease and remove all non-standard leasehold improvements installed by the Subtenant during the Term, in accordance with the Head Lease. Notwithstanding the above, the Subtenant shall leave the Premises in an "as is", broom swept condition, and repair any wear and tear which has occurred over the Term.

10. Parking

The Subtenant shall take over the Sublandlord's two (2) reserved outdoor parking stalls as provided under the Head Lease at the Subtenant's sole expense, at the then current rate per month per stall for the Building. The Subtenant shall negotiate directly with the Head Landlord for any additional stalls at its own expense.

11. Furniture

On the Commencement Date, the Subtenant shall purchase all furniture, fixtures (other than leasehold improvements) and equipment owned by the Sublandlord (the "Furniture") for a purchase price of Ten Dollars ($10.00). An inventory list of the Furniture will be submitted to the Subtenant by the Sublandlord before unconditional acceptance of this Offer and attached

as Schedule "D" hereto. At the expiry of the Sublease Term the Subtenant shall remove all the Furniture from the Subleased Premises.

The Sublandlord assures the Subtenant that, to the best of its knowledge, the Furniture is not subject to any lien, security interest or encumbrance. The Sublandlord further covenants, promises and agrees with the Subtenant that Sublandlord is rightfully and absolutely possessed of and entitled to sell the Furniture to the Subtenant for its ownership and benefit, free and clear from any charge and encumbrance whatsoever.

12. Signage

The Subtenant shall be entitled to Building standard signage at the entrance to the Subleased Premises and on all the Building's directory boards at the sole cost of the Subtenant and the right to install signage outside the entrance of the suite, all subject to its receipt of the Head Landlord's consent in accordance with the terms of the Head Lease.

13. Assignment/Sublet

The Subtenant shall not assign this Offer to Sublease or assign the Sublease or sublet any portion of the Subleased Premises during the Sublease Term.

14. Head Landlord Approval

If required, the Sublandlord and the Subtenant agree to execute the Head Landlord's Sublease consent document, provided that the terms thereof are reasonable and satisfactory to each of the Sublandlord and the Subtenant.

If the Head Landlord does not approve this Offer to Sublease in writing within fifteen (15) business days from unconditional acceptance of this Offer to Sublease, then this Offer to Sublease shall be considered null and void.

15. Sublandlord Condition

Acceptance of this Offer to Sublease by the Sublandlord is conditional upon;

(a) the Subtenant providing the Sublandlord with such information regarding the financial status of the Subtenant as the Sublandlord may reasonably require for the purposes of determining the financial strength of the Subtenant. Within two (2) business days of

the date of execution of this Offer to Sublease by the Sublandlord, the Sublandlord shall notify the Subtenant of the information it requires and the Subtenant shall then supply the said information to the Subtenant. The Sublandlord shall have five (5) business days from the date of receipt of the aforesaid information to determine in its sole discretion, whether or not the Subtenant is of sufficient financial strength. If the Sublandlord does not advise the Subtenant in writing that it is or is not satisfied with the Subtenant's financial strength, within the time frame set out above, this Offer to Sublease shall become null and void; and

(b) the Sublandlord obtaining the approval of its senior management, in their sole and unfettered discretion, with respect to this transaction contemplated by this Offer to Sublease within five (5) business days from conditional acceptance of this Offer to Sublease.

These conditions are for the sole benefit of the Sublandlord and may be waived by the Sublandlord at any time within the time periods specified above, by delivery of written notice to the Subtenant, waiving these conditions. Should the conditions contained herein not be satisfied (notice of which shall be provided to the Subtenant in writing) or waived within the time periods and in the manner specified above, then this Offer to Sublease shall be considered null and void.

16. Subtenant's Conditions

This Offer to Sublease is subject to the following conditions precedent:

A. that the Subtenant obtain Board approval of this Offer to Sublease within five (5) business days of conditional acceptance of this Offer to Sublease; and

B. the Subtenant being satisfied with its review of the Head Lease within five (5) business days of conditional acceptance of this Offer to Sublease, the Sublandlord hereby covenanting to provide to the Subtenant, within two (2) business days of such conditional acceptance, a fully executed copy of the Head Lease.

The conditions precedent in this clause are inserted solely for the benefit of the Subtenant and may be waived by the Subtenant by notice to the Sublandlord within the time periods specified above by notice in writing given to the Sublandlord prior to the expiry of such time periods. If any condition precedent is not satisfied or waived within the time limits

provided for satisfaction or waiver of the aforementioned conditions, this Offer to Sublease shall be null and void.

17. Sublandlord's Warranty

The Sublandlord hereby warrants that, as tenant under the Head Lease, it is in good standing under the Lease and is not in default of any covenant or obligation on its part to be performed, nor has it received notice of default from the Head Landlord which has not as of this date been cured. This warranty shall continue and be in full force and effect until the Commencement Date, and any breach thereof shall entitle the Subtenant to terminate this Offer to Sublease and the resulting Sublease.

18. No Representations

There are no covenants, representations, agreements, warranties or conditions in any way relating to the subject matter of this agreement expressed or implied, collateral or otherwise, except as expressly set forth herein.

19. Waiver to Agent

The parties to this agreement acknowledge that the Subtenant's Agent and Sublandlord's Agent have recommended that they obtain advice from their respective legal counsel prior to signing this document. The parties further acknowledge that the information provided by the Subtenant's Agent and Sublandlord's Agent is not legal, accounting, environmental or tax advice, and the parties are cautioned not to rely on such information without seeking specific legal, accounting, environmental or tax advice with respect to their unique circumstances.

20. Agency Disclosure

The principals acknowledge that Colliers Macaulay Nicolls Inc. is representing and acting on behalf of the Subtenant in this transaction, and CBRE Limited is representing and acting on behalf of the Sublandlord in this transaction. The Sublandlord shall be responsible for the

broker's fee payable to CBRE Limited in accordance with a separate agreement entered into by the Sublandlord and CBRE.

21. Time of the Essence

Time shall be of the essence of this agreement and the transactions contemplated herein, provided that the time for doing or completing any matter herein may be amended by an agreement in writing signed by both parties or by the exchange of emails between their respective counsel.

22. HST and Taxes

All amounts referred to in this Offer to Sublease are quoted without Harmonized Sales Tax or any other applicable tax, and all such taxes shall be in addition to the amounts quoted.

23. Facsimile and Email Transmission

The Sublandlord and the Subtenant agree that this Offer to Sublease may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Further, this Offer to Sublease may be executed and delivered in either paper form or in digital form by facsimile transmission, electronic mail in "portable document format" (".pdf") form or an electronic signature platform such as www.docusign.com. Any such digital execution and delivery shall constitute effective execution and delivery of this Offer to Sublease. Provided however, in the event either the Sublandlord or the Subtenant requires this Offer to Sublease in paper form with original signatures, upon request by such party, the parties shall manually execute this Offer to Sublease in paper form.

(*balance of page intentionally left blank; signature page follows*)

24. Time for Acceptance

This Offer to Sublease shall be irrevocable and open for acceptance until 5:00 on the • day of November, 2021, after which time, if not accepted, this Offer to Sublease shall be null and void.

Acceptance of this Offer to Sublease may be communicated by email or facsimile transmission without limiting other methods of communicating acceptance available to the parties.

Dated at Toronto this 11th day of November, 2021.

FSDPHARMA INC.

Per: *(Signed) Nathan Coyle*

Date

Title: Chief Financial Officer

Dated this 11th day of November 2021.

ACCEPTANCE

We hereby agree that the above correctly sets forth the terms of our agreement and undertake to carry out the provisions thereof.

Dated at North York this 11th day of November, 2021.

LG ELECTRONICS CANADA, INC.

______________________ Per: *(Signed) ChangBong Son*

Witness Date

Title: CFO November 11, 2021

SCHEDULE "A"



Server
Room

GROUND FLOOR

SCHEDULE "B"
SUBLANDLORD'S WORK

The Sublandlord will, at its own expense, complete the following work prior to December 1, 2021, in respect of the Subleased Premises:

1) Ensure that the base building HVAC and electrical outlets are in good working condition;
2) Remove all debris, including Sublandlord branding, from the Subleased Premises, and leave the Subleased Premises in a clean, broom swept condition.

LG Electronics

SCHEDULE "C"
SUBTENANT'S WORK

The Subtenant will, at its own expense, complete the following work starting December 1, 2021, in respect of the Subleased Premises:

A) construct up to 5 new offices with drywall, exact size and location to be determined; and

B) install separate HVAC control and necessary infrastructure to support a cold storage room;

all in accordance with plans and specifications to be prepared by the Subtenant and provided to the Sublandlord and the Head Landlord for their review and approval prior to the commencement of any work.

SCHEDULE "D"

FURNITURE LIST

[NTD – Sublandlord to insert prior to unconditional acceptance of this Offer to Sublease]